Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276078 on Form S-3 and Registration Statement Nos. 333-278381, 333-177176, 333-134134, 333-158991, 333-161253, 333-181391, 333-96881, 333-216707 and 333-255782 on Form S-8 of our reports dated November 20, 2024, relating to the financial statements of Cabot Corporation, and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 20, 2024